Exhibit 99.1

Osiris Therapeutics Announces Second Quarter 2015 Financial Results

COLUMBIA, Md. —August 5, 2015 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading cellular regenerative medicine company focused on developing and marketing products to treat conditions in wound care, orthopaedics and sports medicine, announced today its financial results for the second quarter of 2015.

Second Quarter Highlights and Developments

•      Increased product revenue for the quarter to $23.7 million - a 78% increase over Q2 2014 and a 13% increase over previous quarter.

•      Increased coverage for Grafix® to 123 million lives, an increase of 25 million lives compared to the previous quarter.

•      Published seven peer reviewed manuscripts, including data on a prospective study of Grafix in chronic venous ulcers.

•      Initiated preparations for a Phase III confirmatory study in venous ulcers with the goal to prepare a supplemental BLA for that indication.

•      Invested further in the expansion of the commercial infrastructure, including the addition of sales and marketing professionals and establishment of an internal hotline and insurance verification department.

•      Completed the quarter with after-tax income from operations of $1.2 million or $0.03 per share and with $103 million in total assets.

“We remain laser focused on growing revenue and investing in our leading brands,” said Lode Debrabandere, Ph.D., President and Chief Executive Officer.  “Despite the expiration of pass-through status for Grafix in early January, the wound care business continues to grow revenue by double-digits.  The team has made tremendous progress in opening more accounts and increasing the number of patients treated with Grafix.”

Second Quarter Financial Results

Product revenues during the second quarter of 2015 were $23.7 million, compared to $13.3 million during the second quarter of 2014, an increase of 78%.  Gross margin during the second quarter remained the same as the second quarter of 2014 at 78%.  Gross profit was $18.5 million during the second quarter of 2015 and $10.4 million during the same period of 2014.  The net income from continuing operations was $1.2 million in the second quarter of 2015 after recognizing income taxes of $0.4 million.  As of June 30, 2015, Osiris had $103 million of total assets.

Research and development expenses for the second quarter of 2015 were $2.3 million, increased from the $1.1 million incurred in the second quarter of 2014.  As a result of our increased commercial activity, our selling, general and administrative expenses were $14.5 million for the second quarter of 2015, compared to $9.4 million for the same period of the prior year.

Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, August 5, at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

An archive of the webcast will be available approximately two hours after the completion of the call.  To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc., based in Columbia, Maryland, is the world leader in researching, developing and marketing regenerative medicine products that improve health and lives of patients and lower overall healthcare costs. Having developed the world’s first approved stem cell drug, the company continues to advance its research and development in biotechnology by focusing on innovation in regenerative medicine — including bioengineering, stem cell research and viable tissue based products.  Osiris has achieved commercial success with products in orthopaedics, sports medicine and wound care, including BIO4 ™, Cartiform® and Grafix.

Osiris, Grafix and Cartiform are registered trademarks of Osiris Therapeutics, Inc.  BIO4 is a trademark of Stryker Corporation (NYSE: SYK). More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our product and product candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for marketed Biosurgery products (including Grafix, BIO4 and Cartiform) and Biosurgery products under development; our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to address medical needs; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, future products, to meet demand; our ability to commercialize and distribute our current and any future marketed products, including our ability and the ability of end users to obtain reimbursement from Medicare and other third party payors; our relationships with collaborating partners; our ability to maintain and benefit from our collaborative arrangements; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Additional risks and uncertainties related to the prior sale of our ceMSC assets to Mesoblast include typical business transactional risks, the risk of changing relationships with customers, suppliers or employees, the risk associated with the disposition of our ceMSC assets and the increased relative dependence on and importance of our other business including our Biosurgery business, the risk that we may not be able to fully benefit from the transaction through milestone payments or royalties, payment risks, including the risk associated with receipt of equity as consideration, in lieu of cash, and the risk of dependence on others to achieve results upon which milestone or royalty payments to us are conditioned.  In addition to all of the risks otherwise applicable to us and our business, there are numerous risks and uncertainties related to our collaborative relationships. For example, in the case of our Exclusive Service

Agreement with Stryker for the commercialization of BIO4 these risks include, among others, typical business transactional risks, Stryker’s early termination rights, the ability of Stryker to successfully market and promote BIO4, the ability of Osiris to successfully fulfill its supply obligations, and the risk of dependence on others to generate sales of allograft services for BIO4.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Amanda Badillo

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

(amounts in thousands, except per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$1,563	$2,208
Investments available for sale	37,083	37,305
Trading securities	8,300	10,591
Trade accounts receivable, net of reserves	38,598	24,307
Other receivables	720	9,951
Inventory	13,348	10,924
Prepaids and other current assets	1,223	650
Total current assets	100,835	95,936

Property and equipment, net	2,077	2,087
Other assets	95	95

Total assets	$103,007	$98,118

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$9,217	$8,854
Capital lease obligations, current portion	45	45
Deferred commissions payable, current portion	1,667	1,667
Total current liabilities	10,929	10,566

Other long-term liabilities	3,256	3,589
Total liabilities	14,185	14,155

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 34,439 shares outstanding - 2015, 34,346 shares outstanding - 2014	35	35
Additional paid-in-capital	289,991	287,525
Accumulated other comprehensive loss	(202)	(54)
Accumulated deficit	(201,002)	(203,543)
Total stockholders’ equity	88,822	83,963

Total liabilities and stockholders’ equity	$103,007	$98,118

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Comprehensive Income (Loss)

Unaudited

(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Product revenues	$23,688	$13,290	$44,691	$23,344
Cost of product revenues	5,142	2,924	9,751	5,136
Gross profit	18,546	10,366	34,940	18,208

Operating expenses:
Research and development	2,287	1,055	3,927	1,725
Selling, general and administrative	14,526	9,377	27,437	17,164
	16,813	10,432	31,364	18,889

Income (loss) from operations of continuing operations	1,733	(66)	3,576	(681)

Other income (expense), net	(202)	(1,232)	(56)	(1,358)

Income (loss) from continuing operations, before income taxes	1,531	(1,298)	3,520	(2,039)

Income tax expense	(367)	(130)	(979)	—

Income (loss) from continuing operations	1,164	(1,428)	2,541	(2,039)

Discontinued operations:
Loss from operations of discontinued operations, net of income taxes of $431 and $597, for the three months and six months ended June 30, 2014, respectively	—	(457)	—	(1,211)
Loss from discontinued operations	—	(457)	—	(1,211)

Net income (loss)	1,164	(1,885)	2,541	(3,250)

Other comprehensive income (loss)
Unrealized (loss) gain on investments available for sale	(58)	17	(148)	105

Comprehensive income (loss)	$1,106	$(1,868)	$2,393	$(3,145)

Basic income (loss) per share
Income (loss) from continuing operations	$0.03	$(0.04)	$0.07	$(0.06)
Loss from discontinued operations	—	(0.01)	—	(0.04)
Basic income (loss) per share	$0.03	$(0.05)	$0.07	$(0.10)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.03	$(0.04)	$0.07	$(0.06)
Loss from discontinued operations	—	(0.01)	—	(0.04)
Diluted income (loss) per share	$0.03	$(0.05)	$0.07	$(0.10)

Weighted average common shares (basic)	34,411	34,264	34,384	34,207

Weighted average common shares (diluted)	34,890	34,264	34,858	34,207

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Unaudited

(amounts in thousands)

	Six Months ended June 30,
	2015	2014
Cash flows from operating activities:
Continuing operations
Income (loss) from continuing operations	$2,541	$(2,039)
Adjustments to reconcile income (loss) from continuing operations to net cash used in operations of continuing operations:
Net realized and unrealized loss on trading securities	259	1,502
Realized loss (gain) on investments available for sale	91	(168)
Depreciation and amortization	547	441
Non cash share-based payments	1,631	1,537
Provision for bad debts	—	50
Guaranteed payment related to trading securities	6,198	—
Changes in operating assets and liabilities:
Accounts receivable	(14,291)	(9,481)
Inventory	(2,424)	(3,611)
Other receivables	5,065	(208)
Prepaid expenses and other current assets	(573)	—
Lease reserves	—	(53)
Accounts payable, accrued expenses, and other liabilities	52	3,195
Net cash used in operating activities of continuing operations	(904)	(8,835)
Discontinued operations
Loss from discontinued operations	—	(1,211)
Adjustments to reconcile loss from discontinued operations to net cash used in operations of discontinued operations:
Changes in operating assets and liabilities:
Accounts receivable and other current assets	—	91
Accounts payable and accrued expenses	—	(57)
Net cash used in operations of discontinued operations	—	(1,177)

Net cash used in operating activities	(904)	(10,012)

Cash flows from investing activities:
Purchases of property and equipment	(537)	(440)
Proceeds from sale of discontinued operations, net	—	15,000
Proceeds from sale of investments available for sale	52,902	8,307
Purchases of investments available for sale	(52,919)	(14,117)
Net cash (used in) provided by investing activities	(554)	8,750

Cash flows from financing activities:
Principal payments on capital lease obligations	(22)	(22)
Restricted cash	—	20
Proceeds from the exercise of options to purchase common stock	716	1,417
Windfall tax benefit from stock-based compensation	119	89
Net cash provided by financing activities	813	1,504

Net (decrease) increase in cash	(645)	242
Cash at beginning of period	2,208	2,416

Cash at end of period	$1,563	$2,658

Supplemental disclosure of cash flows information:
Cash paid for income taxes	$1,994	$—
Supplemental disclosure of non cash activities:
Receivable due from sale of trading securities	243	—